Exhibit 99.1

BioSolar Adds Engineering Team from North Carolina A&T State University to Strengthen Its Efforts to Increase the Capacity and Reduce the Cost of Lithium-ion Batteries

University brings extensive experience in high energy lithium battery design and environmentally friendly process development

Santa Clarita, CA – August 23, 2016 – BioSolar, Inc. (OTCQB: BSRC), a developer of breakthrough energy storage technology and materials, today announced that the company has entered into a new sponsored research agreement with North Carolina Agricultural and Technical State University to strengthen the engineering development efforts of its battery technology. The company’s goal is to increase the capacity and reduce the cost of lithium-ion batteries.

Dr. Sung-Jin Cho, Assistant professor in the Nanoengineering Department at North Carolina A&T State University, will be the lead investigator of the newly initiated sponsored research. Dr. Cho also serves as Director of Nano Energy Laboratory, a role he has held since August 2014. Prior to his current position, Dr. Cho was a technical lead at Johnson Controls Inc., Battery Technology Center, Milwaukee, WI, from 2008 to 2014. Dr. Cho led the USABC (United State Advanced Battery Consortium) program to design and evaluate battery material and lithium-ion cell engineering for automotive application for over six years. Prior to pursuing his PhD in the United States, Dr. Cho worked on lithium-ion battery technology development in Korea, and held a number of positions at LG. His research encompasses fundamental materials studies such as catastrophic failure mechanism study, synthesis and physical characterization, as well as device and system design and fabrication.

This agreement represents a natural progression from the scientific development phase represented by the Company’s existing sponsored research program at the University of California, Santa Barbara (“UCSB”), now scheduled to conclude in October 2016. In place since 2014, this agreement and subsequent scientific efforts have resulted in the creation of innovative intellectual properties that form the basis of BioSolar’s critical core technologies. The Company currently co-owns two patent-applications for a supercapacitor technology and its super cathode technology with UCSB.

“We are excited to have Dr. Cho lead our new engineering and commercialization program at North Carolina A&T State University,” said Dr. David Lee, CEO of BioSolar. “His experience in developing high energy lithium batteries and process development draws many parallels to what we are seeking to build upon. We believe this new effort will positively complement our previous activities at UCSB, bringing us one step closer to achieving our corporate objectives and ultimately realizing value on behalf of our shareholders.”

About BioSolar, Inc.

BioSolar is developing a breakthrough technology to double the storage capacity, lower the cost and extend the life of lithium-ion batteries. A battery contains two major parts, a cathode and an anode, that function together as the positive and negative sides. Today's state-of-the-art lithium-ion battery is limited by the storage capacity of its cathode, while the anode can store much more. Inspired by nature, we are developing a novel cathode based on inexpensive conductive polymers and organic materials that can fully utilize the storage capacity of conventional anodes. By integrating our high capacity, high power and low-cost cathode with conventional anodes, battery manufacturers can create a super lithium-ion battery that can double the range of a Tesla, power an iPhone for 2 days straight, or store daytime solar energy for nighttime use. Founded with the vision of developing breakthrough energy technologies, BioSolar's previous successes include the world's first UL approved bio-based back sheet for use in solar panels.

To learn more about BioSolar, please visit our website at http://www.biosolar.com.

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.

Investor Relations Contact:

Tom Becker
BioSolar, Inc.
ir@biosolar.com

(877) 904-3733

For Media Inquiries:

Eric Fischgrund
FischTank Marketing and PR

eric@fischtankpr.com